Exhibit 99.1

Leatt Corp Financial Results for the Fourth Quarter and Full Year 2013

Strongly Profitable Q4 with Gross Profit Margin improvement

CAPE TOWN, South Africa, March 19, 2014 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace introduced this year, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, all-terrain driving, snowmobiling and other off-road driving, and has potential application in many downhill and freestyle high-velocity sports. All financial numbers are in US dollars.

CEO Sean Macdonald commented, “We turned in a very strong and profitable fourth quarter as we expected. We rebounded strongly from a September 30, 2013, nine-month loss of $2.0 million to a fourth quarter profit of $1.6 million, thereby reducing the 2013 year-end loss to $(375,176), or $0.07 loss per share. Although we were off slightly in terms of total revenues, if one excludes private label products, we were up approximately 11 percent for the period.

“We are very encouraged because the fourth quarter saw the introduction of the new Five.Five neck brace and Fusion products, and we expect the trend in the fourth quarter to continue in 2014. In particular, we are very excited to have introduced our new knee brace for skiing at the ISPO in Munich in February, one of the largest trade shows for Outdoor, Ski and Performance sports gear in the world. We anticipate that the knee brace will be available for delivery in the third quarter of 2014.

“We continue to transition from being a company with one well-known product, to being a company with multiple product lines for multiple sports. We believe that our worldwide reputation for laboratory-proven, innovative safety products will help us gain market share in markets that are already being served by other companies.”

Fourth Quarter Highlights

The Company had a number of successes during the fourth quarter of 2013, including the following highlights:

  In October, we announced that our complete 2014 motorcycle product line— including our brand new Five.Five Neck Braces—was launched at the 2013 Monster Energy FIM Motocross of Nations, held on September 27-29 in Teutschenthal, Germany. This was the 67th edition of the event in which motocross riders representing 41 countries compete against each other for the title of champion.

  In October, we announced that we surpassed over 50,000 “likes” on our Facebook page.

  In November, we shipped the first Fusion 2.0 Junior vests for children to distributors across the United States in time for the 2013 Holiday Season.

Fourth Quarter 2013 Financial Performance

For the three months ended December 31, 2013, revenues were $5.8 million, with a net income increase of 151 percent, to $1.6 million or $0.30 per share, as compared to $6.1 million, with net income of $630,847, or $0.12 per share, for the fourth quarter of 2012.

Mr. Macdonald said, “Margins in the fourth quarter improved significantly to 55 percent, up from 52 percent in the fourth quarter of 2012. The margins on our existing and new product lines are improving as economies of scale are achieved. We also had far fewer closeouts this year. Although we reported lower revenues, revenue quality in terms of margins is improving, and we have been working very hard to develop products with attractive margins.”

Mr. Macdonald added, “Operating expense for the fourth quarter decreased 14 percent to $2.2 million, down from $2.6 million for the same period last year. Despite significant product developments underway, increased product liability insurance and increased product liability legal costs, we are pleased that we were able to lower expenses.”

Fiscal Year 2013 Financial Performance

Revenue for the year ended December 31, 2013 decreased by $1.7 million to $14.9 million, compared to $16.6 million in the same period a year ago, primarily as a result of lower private-label sales. Gross profit for 2013 was $7.7 million, or 52 percent, down from $8.9 million, or 54 percent for 2012.

In spite of improved performance in the fourth quarter, we reported a net loss of ($375,176) for 2013, compared to net income of $78,643 for 2012. Fully diluted income per share was $0.07 loss per share compared to fully diluted income per share of $0.015 for 2012.

Product royalty income in 2013 increased 263 percent to $953,893, as compared to $262,566 in 2012, primarily due to the confidential settlement of an alleged patent infringement lawsuit that is payable over a four-year period, with a payment of $100,000 already deposited.

Cash and cash equivalents increased to $835,012 at year-end, compared to $667,671 at the end of 2012. Our current ratio was at 3.0:1, down slightly from 3.2:1 at the end of 2012. We have no long-term debt and a short-term note that is used solely to finance our product liability insurance premium.

Business Outlook

Mr. Macdonald said, “We believe that the fourth quarter performance signals that our business will continue to perform going forward into 2014. Our efforts to control costs, improve efficiency and focus on higher margin products are beginning to pay off. We intend to continue to add innovative new products to our catalog, and we anticipate that demand for our products, especially our new protective products, will increase through 2014. We expect to continue our focus on the development of additional brace and protection lines that will protect more people in more sports in the US and around the world.

“We plan to be in the US in the coming months to meet with more investors and analysts in New York City and other cities. We look forward to telling the Leatt story across the US.”

Conference Call:

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10042813.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation

Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and have potential applications in any downhill or freestyle high-velocity sports. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company and the likelihood that demand for the Company’s innovative new products will continue to increase through 2014; the general ability of the Company to achieve its commercial objectives, including its plan to develop additional brace and protection lines that will protect more people in more sports; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND 2012

ASSETS

	2013	2012
Current Assets
Cash and cash equivalents	$835,012	$667,671
Short-term investments	58,130	311,263
Accounts receivable	3,139,273	3,532,811
Inventory	3,259,274	3,770,932
Payments in advance	144,302	168,710
Income tax refunds receivable	299	-
Deferred tax asset	110,000	47,000
Prepaid expenses and other current assets	1,092,450	874,113
Total current assets	8,638,740	9,372,500

Property and equipment, net	891,728	1,127,707

Other Assets
Other receivables	330,000	-
Deposits	19,469	44,495
Intangible assets	89,960	111,358
Total other assets	439,429	155,853

Total Assets	$9,969,897	$10,656,060

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,076,809	$2,000,554
Income taxes payable	-	115,000
Short term loan, net of finance charges	833,735	837,721
Total current liabilities	2,910,544	2,953,275

Deferred tax liabilities	40,680	38,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,307,515	7,302,352
Accumulated other comprehensive income (loss)	(111,864)	164,235
Retained earnings (accumulated deficit)	(309,986)	65,190
Total stockholders' equity	7,018,673	7,664,785

Total Liabilities and Stockholders' Equity	$9,969,897	$10,656,060

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Revenues	$14,891,667	$16,577,350

Cost of Revenues	7,158,943	7,668,054

Gross Profit	7,732,724	8,909,296

Product Royalty Income	953,893	262,566

Operating Expenses
Salaries and wages	2,134,815	2,261,349
Commissions and consulting expenses	545,846	512,690
Professional fees	1,228,514	1,145,227
Advertising and marketing	1,492,086	1,528,949
Office rent and expenses	256,407	264,264
Research and development costs	1,170,039	1,107,042
Bad debt expense (recovery)	(5,218)	(257,223)
General and administrative expenses	2,097,155	2,123,270
Depreciation	334,049	420,770
Total operating expenses	9,253,693	9,106,338

Income (loss) from Operations	(567,076)	65,524

Other Income
Interest and other income, net	20,020	60,817
Total other income	20,020	60,817

Income (Loss) Before Income Taxes	(547,056)	126,341

Income Taxes	(171,880)	47,698

Net Income (Loss) Available to Common Shareholders	$(375,176)	$78,643

Net Income (Loss) per Common Share
Basic	$(0.07)	$0.015
Diluted	$(0.07)	$0.015
Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,623
Diluted	5,200,623	5,200,623

Comprehensive Income (Loss)
Net Income (loss)	$(375,176)	$78,643
Other comprehensive income (loss), net of $-0- deferred income taxes in 2013 and 2012
Foreign currency translation	(276,099)	(35,383)

Total Comprehensive Income (Loss)	$(651,275)	$43,260